HYNES & HOWES INSURANCE COUNSELORS, INC.
                            Comparative Balance Sheet
                           September 30, 1996 and 1995



                                                           September 30,
          Assets                                        1996            1995
Current Assets:
   Cash in Bank                                  $     6,479     $    29,579
   Other Current Assets (Note 4)                      16,255          15,053

      Total Current Assets                       $    22,734     $    44,632

Investments:
   Investments in Affiliated Company (Note 5)    $     2,720     $     2,720
   Real Estate Contracts Receivable (Note 4C)        126,175         127,022

      Total Investments                          $   128,895     $   129,742

Investments Resulting from Transactions
   with Affiliates:
   Contract Receivable-Sale of Tanglefoot
      Apartments (Note 4B)                         1,545,440       1,556,422

      Total Investments Resulting from
         Affiliated Transactions                 $ 1,545,440     $ 1,556,422

      Total Assets                               $ 1,697,069     $ 1,730,796








Notes to Financial Statements are an integral part of these statements.